Exhibit 99.1

ChineseInvestors.com, Inc.’s Subsidiary ChineseHempOil.com, Inc.

DBA Chinese Wellness Center to Launch Pop-Up Store in Glendale Galleria

San Gabriel, California, (April 29, 2019) -- ChineseInvestors.com, Inc. (OTCQB: CIIX), an established financial news and investment portal and a leading industrial hemp/CBD retailer to the global Chinese-speaking community, today announced that its wholly owned subsidiary, ChineseHempOil.com, Inc. dba Chinese Wellness Center (“CWC”) will launch a pop-up kiosk in the Glendale Galleria mall, located in Glendale, California, beginning May 1, 2019. The pop-up kiosk will carry various industrial hemp/CBD products, including CWC’s own OptHemp product line.

“We are excited to bring our brand directly to the shoppers in the Greater Los Angeles area,” says Mr. Warren Wang, Chief Executive Officer of ChineseInvestors.com, Inc. “Building on the current success of CWC’s industrial hemp/CBD product offerings, this pop-up kiosk will allow us to further engage with our local consumers beyond our online presence.”

The CWC pop-up kiosk will be located on the first floor of the Glendale Galleria Mall. The kiosk will sell industrial hemp/CBD products, including NuLeaf Naturals, Joy Organics, MedTerra, Hemp Meds, Medix, and CWC’s own OptHemp products. CWC will introduce special offers, promotions and giveaways for Glendale Galleria customers.

CWC has been operating in the United States since 2017 as one of the first companies to promote and sell industrial hemp/CBD products to the domestic Chinese-speaking community. CWC is constantly looking for new and innovative ways to promote wellness in the Chinese community and is dedicated to offering the best personal wellness products and solutions to its customers.

For more information, please visit www.365cwc.com.

About ChineseInvestors.com
Founded in 1999, ChineseInvestors.com endeavors to be an innovative company providing: (a) real-time market commentary, analysis, and educational related services in Chinese language character sets (traditional and simplified); (b) advertising and public relation related support services; and (c) retail, online and direct sales of hemp-based products and other health related products.

For more information, visit ChineseInvestors.com.

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Contact:
ChineseInvestors.com

227 W. Valley Blvd., #208 A

San Gabriel, CA 91776

Investor Relations:

Alan Klitenic

+1-214-636-2548

PR@ChineseFN.com

Corporate Communications:

NetworkNewsWire (NNW)

New York, New York

www.NetworkNewsWire.com

+1-212-418-1217 Office

Editor@NetworkNewsWire.com

SOURCE ChineseInvestors.com, Inc.

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